                                                                     EXHIBIT 5.1

                    [Letterhead of McDermott, Will & Emery]


                                    July 25, 2001

Valassis Communications, Inc.
19975 Victor Parkway
Livonia, Michigan 48152

     Re:  Registration Statement on Form S-3
          Zero Coupon Convertible Senior Notes due 2021
          Shares of Common Stock, par value $0.01 per share
          -------------------------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Valassis Communications, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-3 (the "Registration Statement") covering the resale by selling securityholders of $272,100,000 in aggregate principal amount at maturity of Zero Coupon Convertible Senior Notes due 2021 (the "Notes") and the shares of common stock, par value $0.01 per share, issuable upon conversion of the Notes (the "Shares"). The Notes were issued pursuant to an Indenture, dated June 6, 2001, between the Company and The Bank of New York, as trustee (the "Indenture").

          In rendering the opinions set forth herein, we have examined the Restated Certificate of Incorporation of the Company, as amended through the date hereof, the Amended and Restated By-Laws of the Company, as amended through the date hereof, the resolutions adopted by the Board of Directors of the Company on May 29, 2001, the Indenture, the Registration Statement and such other documents, records and matters of law as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          In our examination we have assumed the genuineness of all signatures including indorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. Our opinion with respect to the validity and binding effect of any document or agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent

Valassis Communications, Inc.
July 25, 2001
Page 2


conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and general principles of equity (regardless of whether such validity or binding effect is considered in a proceeding at law or in equity).

          Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

          1. The Notes have been duly and validly authorized by the Company, and are the valid and binding obligations of the Company.

          2. The Shares, when delivered in accordance with the provisions of the Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable.

          Members of our firm are admitted to the Bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus under the caption "Legal Matters" with respect to the matters stated therein.

                                    Very truly yours,

                                    /s/ McDermott, Will & Emery

                                    MCDERMOTT, WILL & EMERY